Exhibit 99.2
Allied Healthcare International Inc. Reports
Fiscal 2011 Second Quarter Results
NEW YORK — May 10, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading homecare provider of health and social care in the United Kingdom and Ireland, today issued financial results for its fiscal 2011 second quarter ended March 31, 2011.
To provide investors with a better understanding of the Company’s performance and because of fluctuations in foreign exchange rates, Allied is discussing its revenues, gross profit, selling, general & administrative (SG&A) expenses and operating income at constant exchange rates, which are calculated using the comparable prior period weighted average exchange rates. In addition, as the Company’s revenues and gross profit from its principal operations are denominated in pounds sterling but reported in United States dollars, an analysis is included of the last six quarters’ revenues, gross profit, SG&A and operating income in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates. (See the Historical Revenues, Gross Profit, SG&A and Operating Income table at the end of this press release.)
Fiscal Second Quarter Results

	Three Months Ended March 31,			Three Months Ended March 31,
			%					%
	2011	2010	Change	2011	%	2010	%	Change
(Amounts in thousands)	Revenue			Gross Profit

Homecare	$60,205	$56,018	7.5%	$19,003	31.6%	$17,315	30.9%	9.7%
Nursing Homes	3,252	4,460	-27.1%	1,032	31.7%	1,451	32.5%	-28.9%
Hospitals	4,072	5,052	-19.4%	1,024	25.1%	1,182	23.4%	-13.4%

Total, at constant exchange rates	67,529	65,530	3.0%	21,059	31.2%	19,948	30.4%	5.6%
Effect of foreign exchange	1,695	—	2.6%	522		—		2.6%

Total, as reported	$69,224	$65,530	5.6%	$21,581		$19,948		8.2%

				SG&A

SG&A, at constant exchange rates & excluding US Corporate Overhead Costs				$17,211		$15,285		12.6%
SG&A — US Corporate Overhead Costs				703		760		-7.5%
SG&A — Amortization, at constant exchange rates				271		301		-10.0%

SG&A, at constant exchange rates				18,185		16,346		11.2%
Effect of foreign exchange				421		—		2.6%

Total SG&A, as reported				$18,606		$16,346		13.8%

				Operating Income

Operating income, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization				$3,848		$4,663		-17.5%
Operating income — US Corporate Overhead Costs				(703)		(760)		7.5%
Operating income — amortization, at constant exchange rates				(271)		(301)		10.0%

Operating income, at constant exchange rates				2,874		3,602		-20.2%
Effect of foreign exchange				101		—		2.8%

Operating income, as reported				$2,975		$3,602		-17.4%

Net Income Attributable to Allied
		Basic		Basic
		and		and
		Diluted		Diluted
		EPS		EPS
Net income attributable to Allied	$1,929	$0.04	$2,642	$0.06

For the second quarter of fiscal 2011, total revenue increased 3.0%, to $67.5 million, compared with $65.5 million reported during the same period in fiscal 2010. Allied’s Homecare revenue grew 7.5% to $60.2 million. Acquisitions contributed 9.9%, or $5.6 million, to Homecare revenue. Nursing Homes revenue declined 27.1% to $3.2 million and Hospitals revenue declined 19.4% to $4.1 million. After the favorable impact of currency exchange of $1.7 million, revenue increased 5.6% year over year to the reported $69.2 million.
Total gross profit for the second fiscal quarter increased 5.6% to $21.1 million, from $19.9 million for the comparable quarter in fiscal 2010. Homecare gross profit grew 9.7% to $19.0 million. Acquisitions contributed $1.7 million, or 10.0%, to the Homecare gross profit. Nursing Homes gross profit declined 28.9% to $1.1 million and Hospitals gross profit declined 13.4% to $1.0 million. Gross profit as a percentage of revenue was 31.2%, compared with 30.4% for the comparable prior-year period. Foreign exchange increased gross profit by $0.5 million to the reported $21.6 million for the 2011 second fiscal quarter.
SG&A for the second fiscal quarter was $18.2 million (26.9% of revenues), an increase of 11.2%, from $16.3 million (24.9% of revenues) reported last year. Acquisitions contributed 7.0%, or $1.1 million, to the 12.6% increase in SG&A, excluding US corporate overhead costs and amortization costs. Foreign exchange increased costs by $0.4 million to the reported $18.6 million for the 2011 second fiscal quarter.
Operating income for the second quarter of fiscal 2011 decreased by 20.2% to $2.9 million from $3.6 million a year ago. Foreign exchange increased operating income by $0.1 million to the reported $3.0 million for the 2011 second fiscal quarter.
Net income attributable to Allied for the second quarter of fiscal 2011 was $1.9 million, or $0.04 per diluted share, compared with $2.6 million, or $0.06 per diluted share, reported during the 2010 second fiscal quarter.

Fiscal Six Months Results

	Six Months Ended March 31,			Six Months Ended March 31,
			%					%
	2011	2010	Change	2011	%	2010	%	Change
(Amounts in thousands)	Revenue			Gross Profit

Homecare	$123,468	$114,640	7.7%	$38,752	31.4%	$35,342	30.8%	9.6%
Nursing Homes	7,137	9,785	-27.1%	2,273	31.8%	3,138	32.1%	-27.6%
Hospitals	8,350	10,489	-20.4%	2,057	24.6%	2,345	22.4%	-12.3%

Total, at constant exchange rates	138,955	134,914	3.0%	43,082	31.0%	40,825	30.3%	5.5%
Effect of foreign exchange	(532)	—	-0.4%	(164)		—		-0.4%

Total, as reported	$138,423	$134,914	2.6%	$42,918		$40,825		5.1%

				SG&A

SG&A, at constant exchange rates & excluding US Corporate Overhead Costs				$34,703		$31,378		10.6%
SG&A — US Corporate Overhead Costs				1,774		1,423		24.7%
SG&A — Amortization, at constant exchange rates				593		625		-5.1%

SG&A, at constant exchange rates				37,070		33,426		10.9%
Effect of foreign exchange				(134)		—		-0.4%

Total SG&A, as reported				$36,936		$33,426		10.5%

				Operating Income

Operating income, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization				$8,379		$9,447		-11.3%
Operating income — US Corporate Overhead Costs				(1,774)		(1,423)		-24.7%
Operating income — amortization, at constant exchange rates				(593)		(625)		5.1%

Operating income, at constant exchange rates				6,012		7,399		-18.7%
Effect of foreign exchange				(30)		—		-0.4%

Operating income, as reported				$5,982		$7,399		-19.1%

Net Income Attributable to Allied
		Basic		Basic
		and		and
		Diluted		Diluted
		EPS		EPS
Net income attributable to Allied	$3,767	$0.09	$5,496	$0.12

For the six months of fiscal 2011, total revenue increased 3.0%, to $138.9 million, compared with $134.9 million reported during the same period in fiscal 2010. Allied’s Homecare revenue grew 7.7% to $123.5 million. Acquisitions contributed 8.9%, or $10.2 million, to Homecare revenue. Nursing Homes revenue declined 27.1% to $7.1 million and Hospitals revenue declined 20.4% to $8.3 million. After the unfavorable impact of currency exchange of $0.5 million, revenue increased 2.6% year over year to the reported $138.4 million.
Total gross profit for the six months of fiscal 2011 increased 5.5% to $43.1 million, from $40.8 million for the comparable period in fiscal 2010. Homecare gross profit grew 9.6% to $38.8 million. Acquisitions contributed $3.2 million, or 9.0%, to the Homecare gross profit. Nursing Homes gross profit declined 27.6% to $2.3 million and Hospitals gross profit declined 12.3% to $2.0 million. Gross profit as a percentage of revenue was 31.0%, compared with 30.3% for the comparable prior-year period. Foreign exchange decreased gross profit by $0.2 million to the reported $42.9 million for the 2011 six month period.

SG&A for the six months of fiscal 2011 was $37.0 million (26.7% of revenues), an increase of 10.9%, from $33.4 million (24.8% of revenues) reported last year. Acquisitions contributed 7.0%, or $2.2 million, to the 10.6% increase in SG&A, excluding US corporate overhead costs and amortization costs. Foreign exchange decreased costs by $0.1 million to the reported $36.9 million for the 2011 six month period.
Operating income for the six months of fiscal 2011 decreased by 18.7% to $6.0 million from $7.4 million a year ago.
Net income attributable to Allied for the six months of fiscal 2011 was $3.8 million, or $0.09 per diluted share, compared with $5.5 million, or $0.12 per diluted share, reported during the fiscal 2010 six month period.
We ended the quarter with a very strong balance sheet. At March 31, 2011 and September 30, 2010, Allied’s cash balance was $41.5 million (£25.9 million) and $39.0 million (£24.7 million), respectively, which represents an increase in the cash balance of $2.5 million (£1.2 million). The increase is primarily due to the benefit of accelerated cash collections, mainly from the local governmental bodies, as a result of the end of their fiscal period. Offsetting this increase was the $3.6 million cash payments ($1.2 million initial consideration and $2.4 million repayment of liabilities assumed on acquisition) related to our ScotHomecare acquisition.
For the fiscal six months ended March 31, 2011, depreciation and amortization was $2.4 million (£1.5 million), and capital expenditures were $2.7 million (£1.7 million). Days Sales Outstanding was 26 days at March 31, 2011 (41 days including unbilled accounts receivables) and 26 days at September 30, 2010 (43 days including unbilled account receivables).
Management Discussion
Sandy Young, Chief Executive Officer of Allied, commented, “Our second quarter of fiscal 2011 results show a revenue increase of 5.6% and gross profit increase of 8.2%; although, at constant exchange rates this is 3.0% revenue growth and 5.6% gross profit growth. Gross profits at 31.2% compare favorably with the 30.4% reported last year. Without acquisitions, our Homecare revenue declined 2.4% due to the U.K. government budget measures. We continue to look for new opportunities that arise from the Comprehensive Spending Review, which we believe, over time, will benefit homecare revenues. Our Nursing Home and Hospitals revenue also showed reductions.
“SG&A, at constant exchange rates, grew by 11.2%. The main reason for the increase was the additional overhead costs of $1.1 million, or 7.0%, from our Irish and Scottish acquisitions which we did not have in the comparable prior year period.
“SG&A, at constant exchange rate, has remained relatively flat over the last three quarters. However, there are more reductions planned and this remains a focus for management. This is quite separate from the reduction in overheads of $2.4 million (at current exchange rate) from our Business Improvement Projects which we anticipate delivering on by the end of 2012.
“Over the last few quarters we highlighted revenue tensions from the budget measures being taken by the U.K. government. During the second fiscal quarter of 2011 our hours increased from a lower point in December and have been steady during the last eight weeks. There has been no noticeable change in April as we enter the new U.K. government fiscal year. We have also had 11 small contract wins in the quarter plus the Cardiff and Stafford wins previously reported.
“During the second quarter we completed the acquisition of Health and Lifecare Options Limited, which trades under the ScotHomecare name. ScotHomecare is a flexible domiciliary homecare business with nine branches in Scotland and one branch in Leicester, England. ScotHomecare’s services include adult health care, child nursing care, palliative care nursing and elderly care services. Our acquisition in Scotland and our Ireland acquisition continue to perform well and according to our expectations.

“Additionally, during the first week of May, we completed the acquisition of BiJu Limited, a recognized supplier of diverse homecare services to clients throughout Lancashire. The transaction expands our geographical footprint in the North West of England and provides Allied with additional growth opportunities across Lancashire.
“Based on our accomplishments to date, we believe Allied is well positioned as the leading provider of homecare services in the U.K., and we continue to explore new service lines, which may improve market share as conditions improve,” concluded Mr. Young.
Dr. Jeffrey Peris, Chairman of Allied, commented, “The Board believes that Allied is responding to challenges in the market place and has the right focus, plans and sufficient financial resources to further execute its business strategy and build value for its shareholders.”
Conference Call Information: May 10, 2011 at 10:00 AM Eastern Time / 3:00 PM UK Time
Allied will host a call and webcast today at 10:00 AM Eastern Time / 3:00 PM UK Time, to discuss its financial results. To join the call, please dial (877) 407-8031 for domestic participants and (201) 689-8031 for international participants. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A telephone replay will be available for two weeks following the call by dialing (877) 660-6853 for domestic participants and (201) 612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 371877. A webcast replay will also be available and archived on the Company’s website for ninety days.
Reconciliation of GAAP and Non-GAAP Data
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects, US corporate overhead costs and amortization costs. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading homecare provider of health and social care in the United Kingdom and Ireland. Allied operates a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. For more news and information please visit: www.alliedhealthcare.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; the impact of the HM Treasury Comprehensive Spending Review 2010 setting out the U.K. government’s plans to reduce spending; the introduction by the U.K. government of individualized budgets and direct payments for service users, which could lead our hospital, healthcare facility and other customers to bypass our services and which might decrease our revenues and margins; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand and spending for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; the effect of existing or future government regulation in relation to employment and agency workers’ rights and benefits, including changes to National Insurance rates and pension provision; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 1785 810600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1247
sherry.bertner@icrinc.com

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010
Revenues:
Net patient services	$69,224	$65,530	$138,423	$134,914

Cost of revenues:
Patient services	47,643	45,582	95,505	94,089

Gross profit	21,581	19,948	42,918	40,825

Selling, general and administrative expenses	18,606	16,346	36,936	33,426

Operating income	2,975	3,602	5,982	7,399

Interest income	86	86	176	191
Interest expense	(22)	—	(43)	—
Foreign exchange loss	(13)	(195)	(18)	(213)

Income before income taxes	3,026	3,493	6,097	7,377

Provision for income taxes	958	851	2,064	1,881

Net income	2,068	2,642	4,033	5,496

Less: Net income attributable to noncontrolling interest	(139)	—	(266)	—

Net income attributable to Allied Healthcare International Inc.	$1,929	$2,642	$3,767	$5,496

Basic net income per share attributable to Allied Healthcare International Inc. common shareholders	$0.04	$0.06	$0.09	$0.12

Diluted net income per share attributable to Allied Healthcare International Inc. common shareholders	$0.04	$0.06	$0.09	$0.12

Weighted average number of common shares outstanding:
Basic	43,571	45,136	43,571	45,131

Diluted	43,766	45,405	43,846	45,411

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31,
	2011	September 30,
	(Unaudited)	2010
ASSETS

Current assets:
Cash and cash equivalents	$41,534	$39,031
Accounts receivable, less allowance for doubtful accounts of $880 and $732, respectively	19,973	20,092
Unbilled accounts receivable	11,539	13,393
Deferred income taxes	505	552
Prepaid expenses and other assets	2,197	1,943

Total current assets	75,748	75,011

Property and equipment, net	9,613	8,924
Goodwill	108,008	102,945
Other intangible assets, net	2,955	3,501

Total assets	$196,324	$190,381

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,179	$1,581
Current maturities of debt and capital leases	735	614
Accrued expenses, inclusive of payroll and related expenses	25,359	25,897
Taxes payable	2,362	2,310

Total current liabilities	30,635	30,402

Long-term debt and capital leases, net of current maturities	226	389
Deferred income taxes	1,442	1,534
Other long-term liabilities	—	308

Total liabilities	32,303	32,633

Commitments and contingencies

Noncontrolling interest	4,688	4,358

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,721 and 45,721 shares, respectively	457	457
Additional paid-in capital	242,697	242,478
Accumulated other comprehensive loss	(13,310)	(15,267)
Accumulated deficit	(64,391)	(68,158)

	165,453	159,510
Less cost of treasury stock (2,150 shares)	(6,120)	(6,120)

Total shareholders’ equity	159,333	153,390

Total liabilities and shareholders’ equity	$196,324	$190,381

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$4,033	$5,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,854	1,467
Amortization of intangible assets	591	625
Foreign exchange loss	5	187
Increase (decrease) in provision for allowance for doubtful accounts	162	(39)
Loss on sale of fixed assets	7	1
Stock based compensation	219	213
Deferred income taxes	55	25
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Decrease in accounts receivable	1,214	1,376
Decrease in prepaid expenses and other assets	1,885	47
(Decrease) increase in accounts payable and other liabilities	(1,825)	980

Net cash provided by operating activities	8,200	10,378

Cash flows from investing activities:
Capital expenditures	(2,709)	(2,066)
Payments for acquisitions — net of cash acquired	(1,198)	—
Proceeds from sale of property and equipment	8	56

Net cash used in investing activities	(3,899)	(2,010)

Cash flows from financing activities:
Repayments of debt and capital lease obligations	(2,569)	—
Borrowings under invoice discounting facility, net	134	—
Stock options exercised	—	288

Net cash (used in) provided by financing activities	(2,435)	288

Effect of exchange rate on cash	637	(2,358)

Increase in cash	2,503	6,298

Cash and cash equivalents, beginning of year	39,031	35,273

Cash and cash equivalents, end of year	$41,534	$41,571

Supplemental cash flow information:
Cash paid for interest	$44	$—

Cash paid for income taxes, net	$2,327	$217

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in accrued expenses	$313	$623

Details of business acquired in purchase transactions:
Fair value of assets acquired	$4,776

Liabilities assumed or incurred	$3,186

Cash paid for acquisitions	$1,199
Cash acquired	1

Net cash paid for acquisitions	$1,198

Deferred acquisition payment	$391

ALLIED HEALTHCARE INTERNATIONAL INC.
HISTORICAL REVENUES, GROSS PROFIT, SG&A AND OPERATING INCOME
(In thousands, except foreign exchange rate)
(Unaudited)

	Revenue						Gross Profit
	Q2	Q1	Q4	Q3	Q2	Q1	Q2	Q1	Q4	Q3	Q2	Q1
	2011	2011	2010	2010	2010	2010	2011	2011	2010	2010	2010	2010
Homecare	£38,543	£38,745	£39,255	£38,323	£35,860	£35,903	£12,163	£12,095	£12,188	£11,651	£11,083	£11,041
Nursing Homes	2,088	2,379	3,048	2,731	2,864	3,261	663	760	1,002	882	931	1,033
Hospitals	2,607	2,620	3,114	2,933	3,235	3,330	655	633	812	696	755	712

Total	£43,238	£43,744	£45,417	£43,987	£41,959	£42,494	£13,481	£13,488	£14,002	£13,229	£12,769	£12,786
Foreign Exchange rate	1.60	1.58	1.55	1.49	1.56	1.63	1.60	1.58	1.55	1.49	1.56	1.63

	$69,224	$69,199	$70,417	$65,748	$65,530	$69,384	$21,581	$21,337	$21,712	$19,768	$19,948	$20,877

SG&A — Foreign Operations — Organic							£10,146	£10,101	£10,126	£9,962	£9,786	£9,856
SG&A — Foreign Operations — Acquisitions							773	612	586	265	—	—
SG&A — Foreign Operations — Acquisition Costs							92	—	94	361	—	—

SG&A — Foreign Operations — Total							11,011	10,713	10,806	10,588	9,786	9,856
SG&A — US Corporate							438	677	719	660	485	406
SG&A — Amortization							174	197	240	218	193	199

Total							£11,623	£11,587	£11,765	£11,466	£10,464	£10,461
Foreign Exchange rate							1.60	1.58	1.55	1.49	1.56	1.63

							$18,606	$18,330	$18,244	$17,176	$16,346	$17,080

Operating Income — Foreign Operations							£2,470	£2,775	£3,196	£2,641	£2,983	£2,930
Operating Loss — US Corporate							(438)	(677)	(719)	(660)	(485)	(406)
Operating Loss — Amortization							(174)	(197)	(240)	(218)	(193)	(199)

Total							£1,858	£1,901	£2,237	£1,763	£2,305	£2,325
Foreign Exchange rate							1.60	1.58	1.55	1.49	1.56	1.63

							$2,975	$3,007	$3,468	$2,592	$3,602	$3,797

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